Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity U.S. Bond Index Fund, Spartan Extended Market Index Fund, Spartan International Index Fund, Spartan Total Market Index Fund, and Spartan U.S. Equity Index Fund series of Fidelity Concord Street Trust (the "Trust"), filed as part of this Post-Effective Amendment No. 43 to the Trust's Registration Statement on Form N-1A (File Nos. 033-15983 and 811-05251) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 39 to the Registration Statement.

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

April 28, 2005